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                                                                   EXHIBIT 99(c)

                              OWEN HEALTHCARE, INC.

                  1992 NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

                             I. PURPOSE OF THE PLAN

         The OWEN HEALTHCARE, INC. 1992 NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN (the "Plan") is intended to promote the interests of OWEN HEALTHCARE, INC., a Texas corporation (the "Company"), and its shareholders by helping to award and retain highly-qualified independent directors, and allowing them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Accordingly, the Company shall grant to directors of the Company who are not employees of the Company or any of its subsidiaries ("Nonemployee Directors") the option ("Option") to purchase shares of the Common Stock, no par value per share, of the Company ("Stock"), as hereinafter set forth. Options granted under the Plan shall be options which do not constitute incentive stock options, within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended.

                              II. OPTION AGREEMENTS

         Each Option shall be evidenced by a written agreement in the form attached to the Plan.

                          III. ELIGIBILITY OF OPTIONEE

         Options shall be granted only to individuals who are Nonemployee Directors of the Company. Each Nonemployee Director who is elected or appointed to the Board of Directors of the Company (the "Board") for the first time after the effective date of the Plan shall receive, as of the date of his or her election or appointment and without the exercise of the discretion of any person or persons, an Option exercisable for 5,000 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding). Thereafter and for as long as the Plan is in effect as provided in Paragraph VI hereof, on the later of the date of the third anniversary of (i) his or her election or appointment to the Board, and (ii) the effective date of the Plan, and on each subsequent third anniversary of such date, each Nonemployee Director who is serving on the Board as of such date shall receive, without the exercise of the discretion of any person or persons, an Option exercisable for 2,500 shares of Stock (subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding). If, as of any date that the Plan is in effect, there are not sufficient shares of Stock available under the Plan to allow for the grant to each Nonemployee Director of an Option for the number of shares provided herein on the applicable date, then all Nonemployee


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Directors who are entitled to a grant on such date shall share ratably in the total number of shares of Stock then available under the Plan. A Nonemployee Director shall be ineligible to receive a grant provided for in the Plan unless, as of the date of such grant, the director has not been an employee of the Company or any subsidiary of the Company for any part of the Company's preceding fiscal year. All Options granted under the Plan shall be at the Option price set forth in Paragraph V hereof and shall be subject to adjustment as provided in Paragraph VII hereof.

                         IV. SHARES SUBJECT TO THE PLAN

         The aggregate number of shares which may be issued under Options granted under the Plan shall not exceed 120,000 shares of Stock. Such shares may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Options at the termination of the Plan shall cease to be subject to the Plan, but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan. Should any Option hereunder expire or terminate prior to its exercise in full, the shares theretofore subject to such Option may again be subject to an Option granted under the Plan. The aggregate number of shares which may be issued under the Plan shall be subject to adjustment in the same manner as provided in Paragraph VII hereof with respect to shares of Stock subject to Options then outstanding. Exercise of an Option shall result in a decrease in the number of shares of Stock which may thereafter be available, both for purposes of the Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

                                 V. OPTION PRICE

         The purchase price of Stock issued under each Option shall be the fair market value of Stock subject to the Option on the date the Option is granted. For all purposes under the Plan, the fair market value of a share of Stock on a particular date shall be equal to the average of the high and low sales prices of the Stock (i) as reported by the National Market System of NASDAQ on that date if the Stock is listed thereon, or (ii) on the stock exchange composite tape on that date if the Stock is listed on a national exchange; or if in either case no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low sales prices or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly

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traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Board in such manner as it deems appropriate.

                                VI. TERM OF PLAN

         The Plan shall be effective on the date the Plan is approved by the shareholders of the Company. Except with respect to Options then outstanding, if not sooner terminated under the provisions of Paragraph VIII, the Plan shall terminate upon and no further Options shall be granted after the expiration of ten years from the date of its approval by the shareholders of the Company.

                     VII. RECAPITALIZATION OR REORGANIZATION

         (a) The existence of the Plan and the Options granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

         (b) The shares with respect to which Options may be granted are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased.

         (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted the optionee shall be entitled to purchase under such Option, in lieu of the number and class of shares of Stock then covered by such Option, the number and class of shares of stock and securities to which the optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the optionee had been the holder of record of the number of shares of Stock then covered by such Option. If (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously

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wholly-owned subsidiary of the Company), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), except an underwriter or similar entity in connection with a public offering of Stock, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Stock, or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), then effective as of a date (selected by the Board) within (a) ten days after the approval by the shareholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of directors or (b) thirty days of such change of control, all Options then outstanding will become fully vested and thereafter, upon any exercise of an Option theretofore granted, the Optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution the Optionee had been the holder of record of the number of shares of Stock as to which such Option is then exercisable.

         (d) Any adjustment provided for in Subparagraphs (b) or (c) above shall be subject to any required shareholder action.

         (e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Options theretofore granted or the purchase price per share.

                   VIII. AMENDMENT OR TERMINATION OF THE PLAN

         The Board in its discretion may terminate the Plan at any time with respect to any shares for which Options have not theretofore been granted. The Board shall not have the right to alter or amend the Plan or any part thereof without the approval of the

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shareholders of the Company, except for amendments that are necessary in order for the Plan to meet all of the requirements of Rule 16b-3 promulgated under the 1934 Act, and as such rule may be amended from time to time.

                               IX. SECURITIES LAWS

         (a) The Company shall not be obligated to issue any Stock pursuant to any Option granted under the Plan at any time when the offering of the shares covered by such Option have not been registered under the Securities Act of 1933 and such other state and federal laws, rules or regulations as the Company deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

         (b) If the Company becomes subject to Section 16 of the 1934 Act then, from and after such time, it is intended that the Plan and any grant of an Option made to a person subject to Section 16 of the 1934 Act, meet all of the requirements of Rule 16b-3, as then in effect or as thereafter modified or amended ("Rule 16b-3"), promulgated under the 1934 Act. If any provision of the Plan or any such Option would disqualify the Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.


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